Exhibit 99.1
Independent Auditor’s Report
We have audited the accompanying consolidated balance sheets of Vista Media Group, Inc. (a wholly owned subsidiary of Entravision Communications Corporation) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholder’s (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vista Media Group, Inc. as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
On May 16, 2008, Vista Media Group, Inc. was sold to Lamar Advertising Penn, LLC for $100 million in cash.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
Pasadena, California
July 28, 2008

Vista Media Group, Inc.
Consolidated Balance Sheets
March 31, 2008 (Unaudited) and December 31, 2007 and 2006
(In thousands, except share data)

	(Unaudited)	December 31,	December 31,
Assets	March 31, 2008	2007	2006

Current Assets
Cash and cash equivalents	$48	$—	$—
Trade accounts receivable, net of allowance for doubtful accounts of 2008 $370; 2007 $502 and 2006 $442	10,965	10,510	9,081
Other current assets	3,036	2,961	2,657

Total current assets	14,049	13,471	11,738

Property and Equipment, net	42,963	44,346	50,589
Goodwill	1,138	1,138	61,074
Intangible Assets, net	33,842	37,602	52,643
Other Assets	676	676	391

	$92,668	$97,233	$176,435

Liabilities and Stockholder’s (Deficit)

Current Liabilities
Bank overdraft	$1,667	$1,949	$1,101
Accounts payable	179	209	141
Accrued expenses	2,583	2,121	1,423
Other liabilities	1,881	1,392	814
Deferred taxes	—	—	423

Total current liabilities	6,310	5,671	3,902

Payable-to-Parent Company	304,346	302,977	303,464

Other Long-term Liabilities	351	102	86

Total liabilities	311,007	308,750	307,452

Commitments and Contingencies

Stockholder’s (Deficit)
Common stock, no par value, 100 shares authorized, issued and outstanding	—	—	—
Accumulated deficit	(217,420)	(210,519)	(129,988)
Receivable from related party	(919)	(998)	(1,029)

Total stockholder’s (deficit)	(218,339)	(211,517)	(131,017)

	$92,668	$97,233	$176,435

See Notes to Consolidated Financial Statements.

Vista Media Group, Inc.
Consolidated Statements of Operations
Three Months Ended March 31, 2008 and 2007 (Unaudited), and Years Ended December 31, 2007 and 2006
(In thousands)

	(Unaudited)		December 31,	December 31,
	March 31, 2008	March 31, 2007	2007	2006

Net revenue	$8,945	$7,033	$37,234	$36,618

Operating expenses:
Direct operating expenses	7,823	6,182	26,653	25,492
Selling, general and administrative expenses	2,400	1,536	6,775	5,731
Corporate expenses	349	368	1,729	1,735
Depreciation and amortization	5,274	5,790	23,095	22,921
Impairment charge	—	—	59,936	—

	15,846	13,876	118,188	55,879

Net (loss) before income tax provision	(6,901)	(6,843)	(80,954)	(19,261)

Income tax expense (benefit)	—	—	(423)	85

Net (loss)	$(6,901)	$(6,843)	$(80,531)	$(19,346)

See Notes to Consolidated Financial Statements.

Vista Media Group, Inc.
Consolidated Statements of Stockholder’s (Deficit)
Three Months Ended March 31, 2008 (Unaudited), and Years Ended December 31, 2007 and 2006
(In thousands)

			Receivable
	Common	Accumulated	from
	Stock	Deficit	Related Party	Total

Balance, December 31, 2005	$—	$(110,642)	$(1,107)	$(111,749)
Net loss	—	(19,346)	—	(19,346)
Decrease in receivable from related party	—	—	78	78

Balance, December 31, 2006	—	(129,988)	(1,029)	(131,017)
Net loss	—	(80,531)	—	(80,531)
Decrease in receivable from related party	—	—	31	31

Balance, December 31, 2007	—	(210,519)	(998)	(211,517)
Net loss (unaudited)	—	(6,901)	—	(6,901)
Decrease in receivable from related party (unaudited)	—	—	79	79

Balance, March 31, 2008 (unaudited)	$—	$(217,420)	$(919)	$(218,339)

See Notes to Consolidated Financial Statements.

Vista Media Group, Inc.
Consolidated Statements of Cash Flows
Three Months Ended March 31, 2008 and 2007 (Unaudited), and Years Ended December 31, 2007 and 2006
(In thousands)

	(Unaudited)		December 31,	December 31,
	March 31, 2008	March 31, 2007	2007	2006

Cash Flows from Operating Activities
Net loss	$(6,901)	$(6,843)	$(80,531)	$(19,346)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for doubtful accounts	67	52	278	274
Depreciation and amortization	5,274	5,790	23,095	22,921
Impairment charge	—	—	59,936	—
Loss on disposal of assets	—	—	(213)	(36)
Deferred taxes	—	—	(423)	85
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(522)	1,873	(1,706)	(830)
(Increase) decrease in prepaid expenses and other assets	(75)	16	(592)	(466)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	1,169	376	1,362	(1)

Net cash provided by (used in) operating activities	(988)	1,264	1,206	2,601

Cash Flows from Investing Activities
Proceeds from sale of property and equipment	—	—	236	43
Purchase of property and equipment	(130)	(359)	(1,834)	(2,041)

Net cash (used in) investing activities	(130)	(359)	(1,598)	(1,998)

Cash Flows from Financing Activities
Net proceeds from (payments to) Parent Company and related party	475	(710)	(456)	(646)
Increase (decrease) in bank overdraft	691	(195)	848	43

Net cash provided by (used in) financing activities	1,166	(905)	392	(603)

Net increase in cash and cash equivalents	48	—	—	—

Cash and Cash Equivalents
Beginning	—	—	—	—

Ending	$48	$—	$—	$—

See Notes to Consolidated Financial Statements.

Vista Media Group, Inc.
Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting and Reporting Policies
Nature of business: Vista Media Group, Inc. (the Company) is a wholly owned subsidiary of Z-Spanish Media Corporation which is wholly owned by Entravision Communications Corporation (the Parent Company) (NYSE: EVC). The Company is engaged in the outdoor advertising business, operating approximately 11,000 outdoor advertising displays which are located primarily in New York and California. The Parent Company reported the Company as held for sale in its 2007 consolidated balance sheet. On May 16, 2008, the Parent Company sold the Company, pursuant to a stock purchase agreement, to Lamar Advertising of Penn, LLC for $100 million in cash (see Note 8).
Accounting and reporting policies: The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America. A summary of the Company’s significant accounting and reporting policies is as follows:
Basis of consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Seaboard Outdoor Advertising Co., Inc. and Sale Point Posters, Inc. Both of these subsidiaries are inactive. All significant intercompany accounts and transactions have been eliminated in consolidation.
Unaudited interim financial statements: The interim financial statements of Vista Media Group, Inc. as of March 31, 2008, and for the three months ended March 31, 2008 and 2007, are unaudited. However, in the opinion of management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company’s financial position as of March 31, 2008, and the results of its operations and its cash flows for the three months ended March 31, 2008 and 2007. These results are not necessarily indicative of the results expected for the fiscal year ending December 31, 2008. The accompanying financial statements and notes thereto do not reflect all disclosures required under accounting principles generally accepted in the United States of America. Refer to the accompanying audited consolidated financial statements of the Company as of and for the years ended December 31, 2007 and 2006.
Use of estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
The Company’s operations are affected by numerous factors, including priorities of advertisers, new laws and governmental regulations and policies and technological advances. The Company cannot predict if any of these factors might have a significant impact on the outdoor advertising industry in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company’s operations and cash flows. Significant estimates and assumptions made by management are used for, but not limited to, the allowance for doubtful accounts, the estimated useful lives of long-lived and intangible assets, the recoverability of such assets by their estimated future undiscounted cash flows, impairment of goodwill and deferred taxes.
Cash and cash equivalents: Cash and cash equivalents consist of funds held in general checking accounts.
Long-lived assets, including intangibles subject to amortization: Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over their estimated useful lives. The Company periodically evaluates assets to he held and used and long-lived assets held for sale, when events and circumstances warrant such review.
Intangible assets subject to amortization are amortized on a straight-line method over their estimated useful lives.

Vista Media Group, Inc.
Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting and Reporting Policies, Continued
Changes in circumstances, such as the passage of new laws or changes in regulations, technological advances or changes to the Company’s business strategy, could result in the actual useful lives differing from initial estimates. Factors such as changes in the planned use of equipment, customer attrition, contractual amendments or mandated regulatory requirements could result in shortened useful lives. In those cases where the Company determines that the useful life of a long-lived asset should he revised, the Company will amortize or depreciate the net book value in excess of the estimated residual value over its revised remaining useful life.
Long-lived assets and asset groups are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The estimated future cash flows are based upon, among other things, assumptions about expected future operating performance, and may differ from actual cash flows. Long-lived assets evaluated for impairment are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows (excluding interest) is less than the carrying value of the assets, the assets will be written down to the estimated fair value in the period in which the determination is made.
In accordance with Financial Accounting Standards Board (FASB) Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. During 2007 the Parent Company reported an impairment loss on the Company’s customer list as a result of the held-for-sale accounting applied by the Parent Company. However, for purposes of these separate Company financial statements which reflect the continuing operations of Vista Media Group, Inc., the long-lived assets are classified as held and used accordingly, the Company’s estimate of undiscounted cash flows indicated that such carrying amounts were expected to be recovered; therefore, no impairment of the Company’s long-lived assets is deemed to exist. If changes in the market result in significant reductions of the cash flows, an impairment loss might result. However, no such impairment has been identified as of March 31, 2008 (unaudited).
Goodwill: Goodwill is not amortized but is tested annually for impairment or more frequently if events or changes in circumstances indicate that the assets might be impaired. In assessing the recoverability of goodwill, the Company must make assumptions about the estimated future cash flows and other factors to determine the fair value of this asset. The annual testing date is October 1. (See Note 2 for discussion regarding impairment of goodwill in 2007.)
Assumptions about future revenue and cash flows require significant judgment because of the current state of the economy, the fluctuation of actual revenue and the timing of expenses. The Company’s management develops future revenue estimates based on customer commitments and available advertising space. Estimates of future cash flows assume that expenses will grow at rates consistent with historical rates. If the expected cash flows are not realized, impairment losses may be recorded in the future. Whether or not there is an impairment may result from, among other things, an analysis of performance: the proposed use or sale of assets; market conditions; changes in applicable laws and regulations, including changes that affect the activities of or the products or services sold; and other factors. The amount of any quantified impairment charge is required to be expensed to operations.

Vista Media Group, Inc.
Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting and Reporting Policies, Continued
Management has determined that the Company operates as a single reporting unit. For goodwill, the impairment evaluation includes a comparison of the carrying value of the reporting unit (including goodwill) to that reporting unit’s fair value. If the reporting unit’s estimated fair value exceeds the reporting unit’s carrying value, no impairment of goodwill exists. If the fair value of the reporting unit does not exceed the unit’s carrying value, then an additional analysis is performed to allocate the fair value of the reporting unit to all of the assets and liabilities of that unit as if that unit had been acquired in a business combination and the fair value of the unit was the purchase price. If the excess of the fair value of the reporting unit over the fair value of the identifiable assets and liabilities is less than the carrying value of the unit’s goodwill, an impairment charge is recorded for the difference.
Concentrations of credit risk and trade receivables: The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company from time to time may have bank deposits in excess of the Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.
Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. A valuation allowance is provided for known and anticipated credit losses, as determined by management in the course of regularly evaluating individual customer receivables. This evaluation takes into consideration a customer’s financial condition and credit history, as well as current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. No interest is charged on customer accounts.
Estimated losses for bad debts are provided for in the financial statements through a charge to expense in the amount of $67 thousand, $52 thousand, $278 thousand and $274 thousand for the three months ended March 31, 2008 and 2007 (unaudited) and for the years ended December 31, 2007 and 2006, respectively. The net charge-off of bad debts totaled $199 thousand, $139 thousand, $218 thousand and $186 thousand for the three months ended March 31, 2008 and 2007 (unaudited) and for the years ended December 31, 2007 and 2006, respectively.
Deferred revenue: Deferred revenue is included in other liabilities on the balance sheets and consists principally of advertising revenue invoiced in advance. Deferred advertising revenue is recognized in income as services are provided over the term of the contract.
Income taxes: In connection with the preparation of these financial statements, the Company has used the separate return method and computes its tax expense as if it is filing separate tax returns for federal, California and New York. The Company elected to use the separate return method because, in the opinion of the Company’s management, this method is a systematic and rational approach to presenting income taxes in a manner consistent with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes.
The Company is a member of a group that files consolidated federal and combined state tax returns. Accordingly, income taxes payable to (refundable from) the tax authorities is recognized on the financial statements of the Parent Company who is the taxpayer for income tax purposes. The members of the consolidated group allocate payments to any member of the group for the income tax reduction resulting from the member’s inclusion in the consolidated return, or the member makes payments to the Parent Company for its allocated share of the consolidated income tax liability. This allocation approximates the amounts that would be reported if the Company was separately filing its tax returns. The result of these allocations is reported on the accompanying balance sheets as part of the payable to Parent Company. During the years ended December 31, 2007 and 2006, and the three months ended March 31, 2008 and 2007 (unaudited), the Company contributed tax losses to the consolidated group and, as a result, the payable to the Parent Company was reduced by the tax benefit provided.

Vista Media Group, Inc.
Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting and Reporting Policies, Continued
Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when it is determined to be more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes—an interpretation of SFAS No. 109, which the Company adopted on January 1, 2007. FIN 48 sets out the use of a single comprehensive model to address uncertainty in tax positions and clarifies the accounting for income taxes by establishing the minimum recognition threshold and a measurement attribute for tax positions taken or expected to be taken in a tax return in order to be recognized in the financial statements. The provisions of FIN 48 were effective as of the beginning of the 2007 fiscal year, and there was no cumulative effect of the change in accounting principle required to be recorded as an adjustment to opening accumulated deficit.
Advertising costs: Amounts incurred for advertising costs with third parties are expensed as incurred. Advertising expense totaled approximately $75 thousand, $42 thousand, $187 thousand and $232 thousand for the three months ended March 31, 2008 and 2007 (unaudited), and for the years ended December 31, 2007 and 2006, respectively.
Legal costs: Amounts incurred for legal costs that pertain to loss contingencies are expensed as incurred.
Repairs and maintenance: All costs associated with repairs and maintenance are expensed as incurred.
Revenue recognition: The Company recognizes outdoor advertising revenue, net of agency commissions, if any, on an accrual basis ratably over the term of the contracts, as services are provided. Production revenue and the related expense for the advertising copy are recognized upon completion of the sale.
Recently issued accounting pronouncements: In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective beginning in the first quarter of 2008. In February 2008, the FASB deferred the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company is currently evaluating the impact of adopting SFAS No. 157 on the financial statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, which permits entities to measure eligible financial instruments, commitments and certain other arrangements at fair value at specified election dates with changes in fair value recognized in earnings at each subsequent reporting period. SFAS No. 159 is effective beginning in the first quarter of 2008. The Company is currently evaluating the impact of adopting SFAS No. 159 on the consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141R, Business Combinations, which requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS No. 141R is effective beginning in the first quarter 2009. The Company is currently evaluating the impact of adopting SFAS No. 141R on the consolidated financial statements.

Vista Media Group, Inc.
Notes to Consolidated Financial Statements

Note 2. Goodwill and Intangible Assets
Goodwill is not amortized but is tested annually for impairment, or more frequently, if events or changes in circumstances indicate that the assets might be impaired. The annual testing date is October 1.
The carrying amount of goodwill as of March 31, 2008 and 2007 (unaudited), and December 31, 2007 and 2006 is as follows (in thousands):

	(Unaudited)		December 31,	December 31,
	March 31, 2008	March 31, 2007	2007	2006

Balance, beginning	$1,138	$61,074	$61,074	$61,074
Impairment charge	—	—	(59,936)	—

Balance, ending	$1,138	$61,074	$1,138	$61,074

Impairment: In accordance with the Company’s 2007 annual fourth quarter impairment test, the Company determined that its carrying value of the reporting unit exceeded its fair value as a result of a sustained, marginal underperformance of expected operating results and a general slowing of growth in the outdoor business over recent quarters.
The fair value of the Company was estimated to be $100 million, reflecting the current market value and the expected proceeds to be realized from the sale, which was then completed in May 2008 (see Note 8). In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the Company recorded an impairment of goodwill to reduce its carrying value based on its implied fair value. This charge totaling approximately $60 million is included in the statement of operations for the year ended December 31, 2007.
The composition of the Company’s acquired intangible assets and the associated accumulated amortization as of December 31, 2007 is as follows (in thousands):

Weighted
	Average	Gross		Net
	Remaining	Carrying	Accumulated	Carrying
	Life in Years	Amount	Amortization	Amount

Intangible assets, customer list	2	$136,451	$98,849	$37,602

A summary of the activity in the Company’s acquired intangible assets during the three months ended March 31, 2008 and 2007 (unaudited), and the years ended December 31, 2007 and 2006, is as follows (in thousands):

	(Unaudited)		December 31,	December 31,
	March 31, 2008	March 31, 2007	2007	2006

Balance, beginning, net	$37,602	$52,643	$52,643	$67,684
Amortization	(3,760)	(3,760)	(15,041)	(15,041)

Balance, ending, net	$33,842	$48,883	$37,602	$52,643

Vista Media Group, Inc.
Notes to Consolidated Financial Statements

Note 2. Goodwill and Intangible Assets, Continued
The aggregate amount of amortization expense for the three months ended March 31, 2008 and 2007 (unaudited), and for the years ended December 31, 2007 and 2006 was $3.7 million, $3.7 million, $15 million and $15 million, respectively. Estimated amortization expense for each of the years ending 2008 through 2010 is as follows (in thousands):

Years Ending December 31,	Amount

2008	$15,041
2009	15,041
2010	7,520

$37,602

Note 3. Property and Equipment
Property and equipment at March 31, 2008 (unaudited), and December 31, 2007 and 2006 and consists of the following (in thousands):

	Estimated
	Useful Life	(Unaudited)	December 31,	December 31,
	(Years)	March 31, 2008	2007	2006

Advertising displays	39	$87,361	$87,231	$87,275
Computers and office equipment	3—7	599	599	531
Machinery and equipment	5—15	118	118	104
Furniture and fixtures	3—7	341	341	301
Transportation equipment	5	883	883	489
Leasehold improvements and land improvements	Lesser of lease life of useful life	81	81	64

		89,383	89,253	88,764
Less accumulated depreciation		(47,014)	(45,501)	(38,769)

		42,369	43,752	49,995
Land		594	594	594

		$42,963	$44,346	$50,589

Vista Media Group, Inc.
Notes to Consolidated Financial Statements

Note 4. Accrued Expenses and Other Liabilities
Accrued expenses at March 31, 2008 (unaudited), and December 31, 2007 and 2006 consist of the following (in thousands):

	(Unaudited)	December 31,	December 31,
	March 31, 2008	2007	2006

Accrued payroll, compensated absences and bonuses	$1,252	$567	$216
Accrued leases	626	762	738
Accrued property tax	350	350	—
Accrued broker commission	194	205	195
Other	161	237	274

	$2,583	$2,121	$1,423

Other liabilities at March 31, 2008 (unaudited), and December 31, 2007 and 2006 consist of the following (in thousands):

	(Unaudited)	December 31,	December 31,
	March 31, 2008	2007	2006

Deferred revenue	$1,543	$1,042	$511
Deposits	338	350	303

	$1,881	$1,392	$814

Note 5. Income Taxes
The provision (benefit) for income taxes for the years ended December 31, 2007 and 2006 is included in the table below. The income tax (benefit) differs from the amount of income tax determined by applying the U.S. federal income tax rate of 35% to pretax income for the years ended December 31, 2007 and 2006 due to the following (in thousands):

	2007	2006

Computed “expected” tax (benefit)	$(28,334)	$(6,742)
Change in income tax resulting from:
State taxes, net of federal benefit	(90)	21
Goodwill impairment	20,219	18
Change in federal valuation allowance	7,553	6,595
Other	229	193

	$(423)	$85

The tax benefit in 2007 is a result of the impairment of goodwill which eliminated the deferred tax liability on goodwill.

Vista Media Group, Inc.
Notes to Consolidated Financial Statements

Note 5. Income Taxes, Continued
The components of the deferred tax assets and liabilities at December 31, 2007 and 2006 consist of the following (in thousands):

	2007	2006

Deferred tax assets:
Goodwill	$515	$—
Intangible assets, customer list	10,475	6,840
Accrued expenses	1,602	997
Accounts receivable	243	214
Net operating loss carryforward	12,235	10,456

	25,070	18,507
Valuation allowance	(18,435)	(11,805)

Net deferred tax assets	6,635	6,702

Deferred tax liabilities:
Deferred state taxes	1,843	1,056
Property and equipment	3,357	4,358
Prepaid expenses	1,435	1,288
Goodwill	—	423

Net deferred tax liabilities	6,635	7,125

	$—	$423

The 2006 net deferred tax liability is a result of the indefinite reversal pattern of goodwill which does not offset deferred tax assets that reverse in a definite time period.
As of December 31, 2007, the Company has federal and state net operating loss carryforwards available to offset future taxable income. The amount of the net operating loss carryforwards and the expiration dates are as follows (in thousands):

				Year of Expiration
Years Generated	Federal	California	New York	Federal	California	New York

2002	$3,187	$—	$—	2022
2003	8,919	—	8,919	2023		2023
2005	11,258	695	11,258	2025	2015	2025
2007	3,754	533	3,754	2027	2017	2027

Total	$27,118	$1,228	$23,931

A valuation allowance in the amount of $18.4 million and $11.8 million as of December 31, 2007 and 2006, respectively, has been recorded against the net deferred tax assets as the Company believes it is more likely than not that the Company will not generate sufficient taxable income to recover this asset. As of December 31, 2007, the Company’s utilization of its available net operating loss carryforwards against future taxable income is not restricted pursuant to the “change in ownership” rules in Section 382 of the Internal Revenue Code (IRC). However in subsequent periods, the utilization of its available net operating loss carryforwards against future taxable income may be restricted pursuant to the “change in ownership” rules in Section 382 of the IRC. These rules in general provide that an ownership change occurs when the percentage shareholdings of 5% direct or indirect shareholders of a loss corporation have in aggregate increased by more than 50 percentage points during the immediately preceding three years.

Vista Media Group, Inc.
Notes to Consolidated Financial Statements

Note 5. Income Taxes, Continued
In July 2006, the FASB issued FIN 48, which the Company adopted on January 1, 2007. FIN 48 sets out the use of a single comprehensive model to address uncertainty in tax positions and clarifies the accounting for income taxes by establishing the minimum recognition threshold and a measurement attribute for tax positions taken or expected to be taken in a tax return in order to be recognized in the financial statements. The Company identified no significant uncertain tax positions. Although no such amounts occurred during the periods covered by these consolidated financial statements, it is the Company’s policy to recognize interest and penalties related to income tax matters as a component of income tax expense.
The Company is subject to taxation in the United States, California and New York and various other states. The Parent Company remains subject to examination in major taxing jurisdictions for the 2003 to 2007 tax years. The Parent Company is currently in the initial examination phase of an Internal Revenue Service audit for the year 2005 and the outcome to the Company is not yet determinable.
Note 6. Commitments and Related-party Transactions
The Company has noncancelable agreements with certain media research and ratings providers. As of December 31, 2007, these agreements expire in January 2010 and obligate the Company to pay a total of $265 thousand, with annual commitments ranging from $85 thousand to $92 thousand.
The Company’s corporate offices are located in Los Angeles, California. The Company utilizes a minimal amount of space in the building housing Entravision’s radio network. There is no lease agreement and no rent expense paid by the Company for use of this space. The Company also has offices located in La Mirada, California, New York, New York, and Dallas, Texas. The leases require the Company to pay taxes and insurance and minor repairs. The leases require monthly payments of approximately $47 thousand and mature between February and December 2010.
Although certain of the display leases are noncancelable, substantially all of the Company’s outdoor advertising structures are located on property pursuant to leases that automatically renew unless either the property owner or the Company opts out upon proper notice.
The approximate future minimum lease payments under these noncancelable operating leases at December 31, 2007 are as follows (in thousands):

Years Ending December 31,	Amount
2008	$6,510
2009	6,516
2010	5,932
2011	1,019
2012	851
Thereafter	917

$21,745

Total rent expense under operating leases, including rent under month-to-month arrangements, was approximately $7 million, $5 million, $22 million and $21 million, for the three months ended March 31, 2008 and 2007 (unaudited), and for the years ended December 31, 2007 and 2006, respectively.

Vista Media Group, Inc.
Notes to Consolidated Financial Statements

Note 6. Commitments and Related-party Transactions, Continued
Employee bonuses: The Company has agreed to pay bonuses to certain employees in connection with the sale of the Company. The total amount accrued for employee bonuses at March 31, 2008 (unaudited) and December 31, 2007, respectively, was $720 thousand and $240 thousand.
Other related-party amounts: Included on the Company’s consolidated balances are non-interest-bearing amounts payable to Parent Company and receivable from related party. The payable was originally established to record the amount financed by the Parent Company in connection with its 2000 acquisition of the Company and has been subsequently adjusted for operating amounts between the Parent Company and the Company. Similarly, the receivable from related party represents operating amounts paid by the Company and due from the Parent Company’s affiliated radio network subsidiary. As no right of offset exists, these amounts are presented separately on the consolidated balance sheets. The Company expects that each of these balances will be forgiven and therefore written off in 2008 in connection with the sale of the Company as described in Note 8.
Note 7. Litigation
The Company is subject to various outstanding claims and other legal proceedings that arose in the ordinary course of business. In the opinion of management, any liability of the Company that may arise out of or with respect to these matters will not materially adversely affect the financial position, results of operations or cash flows of the Company.
Note 8. Subsequent Event
On February 28, 2008, the Parent Company announced that it had entered into a stock purchase agreement to sell the Company to Lamar Advertising Penn, LLC for a total consideration of $100 million in cash, subject to certain adjustments. The sale was completed in May 2008.